                                                                      EXHIBIT 12

                               EXXON CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (MILLIONS OF DOLLARS)

                                             YEAR ENDED DECEMBER 31,
                                       ----------------------------------------
                                        1993    1992    1991     1990     1989
                                       ------  ------  -------  -------  ------
Income before cumulative effect of
 accounting
 changes.............................  $5,280  $4,810  $ 5,600  $ 5,010  $2,975
Excess/(shortfall) of dividends over
 earnings of affiliates owned less
 than 50% accounted for by the equity
 method..............................     (24)    (28)     (75)      16     (68)
Provision for income taxes(1)........   3,113   2,811    3,304    3,482   2,239
Capitalized interest.................    (291)   (287)    (256)    (134)    (43)
Dividends on preferred stock.........      --      --       --       --     (34)
Minority interests in earnings of
 consolidated subsidiaries...........     246     229      150      250     261
                                       ------  ------  -------  -------  ------
                                        8,324   7,535    8,723    8,624   5,330
                                       ------  ------  -------  -------  ------
Fixed Charges:(1)
 Interest expense--borrowings........     533     580      711    1,139   1,287
 Capitalized interest................     374     364      331      210     113
 Rental expense representative of in-
  terest factor......................     387     382      391      355     317
 Dividends on preferred stock........       7      29       27       36      94
                                       ------  ------  -------  -------  ------
                                        1,301   1,355    1,460    1,740   1,811
                                       ------  ------  -------  -------  ------
Total adjusted earnings available for
 payment of fixed charges............  $9,625  $8,890  $10,183  $10,364  $7,141
                                       ======  ======  =======  =======  ======
Number of times fixed charges are
 earned..............................     7.4     6.6      7.0      6.0     3.9

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Note:
(1) The provision for income taxes and the fixed charges include Exxon Corporation's share of non-consolidated companies 50% owned.

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